EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333−31064, 333−64986, 333−55402, 333-87504 and 333-135340) on Forms S−8 of j2 Global Communications, Inc. of our report dated March 11, 2007, relating to the consolidated financial statements and financial statement schedule of j2 Global Communications, Inc., (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment as discussed in Note 2) appearing in this Annual Report on Form 10−K of j2 Global Communications, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 22, 2008